SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 filed to include the financial statements and exhibits described in Item 7

Date of report (Date of earliest event reported): June 28, 1996
                                                 ---------------

                              CENTER BANCORP, INC.
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter.)

New Jersey                       2-81353                        52-1273725
- --------------------------------------------------------------------------------
(State or other                (Commission                    (IRS Employer
jurisdiction of                File Number)                 Identification No.)
incorporation or
organization)

          2455 Morris Avenue                                      07083
- --------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number including area code: (908) 688-9500
                                                  ----------------

                                      N/A
- --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On June 28, 1996, Center Bancorp, Inc. (the "Company") consummated its acquisition of Lehigh Savings Bank, S.L.A. ("Lehigh"). The acquisition was effected pursuant to the terms of an Agreement and Plan of Merger (the "Agreement"), pursuant to which a subsidiary of the Company was merged with and into Lehigh, with Lehigh being the surviving entity thereof (the "Merger"). Immediately following the Merger, the Company merged Lehigh with and into the Company's banking subsidiary, Union Center National Bank.

     The Company paid approximately $5,550,000 in cash in connection with the acquisition, no stock was issued by the Company pursuant to the Merger.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     The historical financial statements of Lehigh and the pro forma information listed below are filed herewith.

1.  Historical Financial Statements of Lehigh Savings Bank, S.L.A:

     A. Audited financial statements (including Independent Auditors' Report) for the year ended June 30, 1995 (consisting of a Statement of Financial Condition as of June 30, 1995, a Statement of Income for the year ended June 30, 1995, a statement of Shareholders' Equity for the year ended June 30, 1995, a Statement of Changes Flows for the year ended June 30, 1995 and Notes to the Financial Statements)

     B. Condensed Statements of Financial Condition as of March 31, 1996 and June 30, 995.

     C. Condensed Statements of Income for the nine months ended March 31, 1996 and March 31, 1995.

     D. Condensed Statements of Cash Flows for the nine months ended March 31, 1996 and March 31, 1995.

     E. Notes to Interim Financial Statements

2.  Pro Forma data:

     A. Unaudited Pro Forma Financial Information

     B. Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 1996, and related notes.

     C. Unaudited Pro Forma Combined Condensed Statement of Income for the three months ended March 31, 1996, and related notes.

     D. Unaudited Pro Forma Combined Condensed Statement of Income for the year ended December 31, 1995, and related notes.

3.  Exhibits:

     Exhibit 2 - Agreement and Plan of Merger, dated February 14, 1996, as amended, between Center Bancorp, Inc. and Lehigh Savings Bank, S.L.A., is incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996.

     Exhibit 23.1 - Consent of KPMG Peat Marwick LLP (filed herewith)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             CENTER BANCORP, INC.


                                             By:  /s/ ANTHONY C. WEAGLEY
                                                  ---------------------------
                                                  Anthony C. Weagley
                                                  Treasurer

Dated:  September 11, 1996

                            LEHIGH SAVINGS BANK, SLA

                              Financial Statements

                                  June 30, 1995


                  (With Independent Auditors' Report Thereon)

KPMG Peat Marwick LLP

New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Lehigh Savings Bank, SLA:

We have audited the accompanying statement of financial condition of Lehigh Savings Bank, SLA as of June 30, 1995, and the related statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Lehigh Savings Bank, SLA as of June 30, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

September 29, 1995



Member Firm of
Klynveld Peat Marwick Goerdeler

                            LEHIGH SAVINGS BANK, SLA

                        Statement of Financial Condition

                                  June 30, 1995

                             ASSETS                                    1995
                             ------                                -----------
Cash and cash equivalents                                          $ 2,678,427
Securities held to maturity (market value of $52,240,001)           53,087,706
Securities available for sale, at market value                       7,639,575
Loans receivable, net                                               16,131,571
Other real estate owned, net                                           110,450
Federal Home Loan Bank of New York stock, at cost                      583,300
Property and equipment                                               1,885,122
Accrued interest receivable                                            481,502
Other assets                                                            83,557
                                                                   -----------
       Total assets                                                $82,681,210
                                                                   ===========


            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
Liabilities:
  Deposits                                                          76,080,089
  Accrued interest payable                                                 719
  Advance payments from borrowers for taxes and insurance              117,897
  Advances from Federal Home Loan Bank of New York                   2,000,000
  Accrued expenses and other liabilities                               527,641
                                                                   -----------
                Total liabilities                                   78,726,346
                                                                   -----------
Shareholders' equity:
  Common stock, $10 par value per share. Authorized
    1,395,500 shares; issued and outstanding 392,500 shares          3,925,000
  Additional paid-in capital                                           170,662
  Accumulated deficit                                                 (196,708)
  Unrealized gain on debt and marketable equity
    securities available for sale                                       55,910
                                                                  ------------
       Total shareholders' equity                                    3,954,864
                                                                  ------------
Commitments and contingencies
       Total liabilities and shareholders' equity                 $ 82,681,210
                                                                  ============

                See accompanying notes to financial statements.

                            LEHIGH SAVINGS BANK, SLA

                               Statement of Income

                            Year ended June 30, 1995

                                                                        1995
                                                                     ----------
Interest income:
  Loans receivable                                                   $1,373,159
  Investments                                                         3,656,523
                                                                     ----------
      Total interest income                                           5,029,682
                                                                     ----------

Interest expense:
  Deposits                                                            2,763,646
  Advances from Federal Home Loan Bank of New York                       97,267
                                                                     ----------
      Total interest expense                                          2,860,913
                                                                     ----------
      Net interest income                                             2,168,769
Provision for possible loan losses                                       88,634
                                                                     ----------
      Net interest income after provision
        for possible loan losses                                      2,080,135
                                                                     ----------
Other income:
  Service charges                                                        88,461
  Loan fees                                                              18,342
  Net securities gains                                                    1,988
  Net gain on operation of real estate owned                             94,090
  Other income                                                           29,081
                                                                     ----------
      Total other income                                                231,962
                                                                     ----------
Other expenses:
  Compensation and employee benefits                                    733,271
  Occupancy expense                                                     183,374
  Equipment expense                                                     126,791
  Insurance expense                                                     299,888
  Other expenses                                                        616,033
                                                                     ----------
      Total other expenses                                            1,959,357
                                                                     ----------

      Income before provision for income taxes                          352,740
Provision for income taxes                                               18,234
                                                                     ----------
      Net income                                                     $  334,506
                                                                     ==========
Earnings per share                                                      $ .85
                                                                        =====

                See accompanying notes to financial statements.

                                           LEHIGH SAVINGS BANK, SLA

                                 Statement of Changes in Shareholders' Equity

                                           Year ended June 30, 1995


                                                                                      Unrealized
                                                                                       gain on
                                                                                       debt and
                                                                                      marketable
                                                                                        equity             Total
                                                     Additional                       securities           share-
                                        Common        paid-in      Accumulated         available          holders'
                                        stock         capital        deficit           for sale            equity
                                     ----------      ----------    -----------        ----------          ---------
Balance at June 30, 1994              3,925,000       170,662       (531,214)          (186,959)          3,377,489
Net income                                 --            --          334,506               --               334,506
Net change in depreciation on
  securities available for sale            --            --             --              242,869             242,869
                                     ----------       -------       --------           --------           ---------
Balance at June 30, 1995             $3,925,000       170,662       (196,708)            55,910           3,954,864
                                     ==========       =======       ========           ========           =========

                 See accompanying notes to financial statements.

                            LEHIGH SAVINGS BANK, SLA

                             Statement of Cash Flows

                            Year ended June 30, 1995

                                                                        1995
                                                                    -----------
Cash flows from operating activities:
  Net income                                                        $   334,506
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                       91,951
      Amortization of premiums and discounts on
        securities                                                      533,225
      Provision for possible loan losses                                 88,634
      Provision for other real estate owned losses                       36,446
      Gains on sale of securities                                        (1,968)
      Net gain on sale of real estate owned                            (102,349)
      Decrease in other assets                                            1,787
      Decrease in accrued expenses and other
        liabilities                                                    (216,916)
      Decrease in accrued interest receivable                            27,673
                                                                    -----------
          Net cash provided by operating activities                     792,989
                                                                    -----------
Cash flows from investing activities:
  Net decrease increase in loans receivable                            (387,111)
  Capital expenditures                                                   (7,822)
  Purchase of securities held to maturity                           (11,497,772)
  Principal payments on securities held to maturity                   8,212,466
  Principal payments on securities available for sale                   748,547
  Proceeds from sale of securities held to maturity                      17,028
  Proceeds from sale of real estate owned                               655,023
  Net decrease in Federal Home Loan Bank of New York stock               10,600
                                                                    -----------
          Net cash used in investing activities                      (2,249,041)
                                                                    -----------

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

                                                                        1995
                                                                    -----------
Cash flows from financing activities:
  Net decrease in deposits                                          $  (737,471)
  Increase in advance payments from borrowers for
    taxes and insurance                                                  10,949
                                                                    -----------
          Net cash used in financing activities                        (726,522)
                                                                    -----------
          Net decrease increase in cash and cash equivalents         (2,182,574)

Cash and cash equivalents at beginning of year                        4,861,001
                                                                    -----------
Cash and cash equivalents at end of year                            $ 2,678,427
                                                                    ===========
Cash paid during the year for:
  Interest                                                          $ 2,861,094
  Income taxes                                                           18,234
                                                                    -----------
Noncash transactions--transfer from real estate owned to loans      $   112,000
                                                                    ===========






                See accompanying notes to financial statements.

                            LEHIGH SAVINGS BANK, SLA

                          Notes to Financial Statements

                                  June 30, 1995

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following describes the organization and summarizes the significant accounting policies followed in the preparation of these financial statements.

    ORGANIZATION

    Lehigh Savings Bank, SLA (the Bank) is a state chartered Savings and Loan Association and a member of the Federal Home Loan Bank of New York (FHLB) system. As a member of this system, the Bank maintains a required investment in capital stock of the FHLB.

    Savings deposits are insured by the Federal Deposit Insurance Corporation
    (FDIC) under the Savings Association Insurance Fund (SAIF) within certain limitations. Quarterly premiums are required by the FDIC for the insurance of such savings deposits.

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF FINANCIAL STATEMENT PRESENTATION

    Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for possible loan losses, management generally obtains independent appraisals for significant properties.

    A substantial portion of the Bank's loans are secured by real estate in the State of New Jersey, where the real estate market is currently recovering. In addition, real estate owned is located in the same area. Accordingly, as with most financial institutions in the market area, the collectibility of a substantial portion of the carrying value of the Bank's loan portfolio and real estate owned is susceptible to changes in market conditions.

    Management believes that the allowances for possible loan losses and other real estate owned losses is adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONT.

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONT.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are comprised of cash on hand and non-interest bearing amounts due from banks.

    SECURITIES

    Effective June 30, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires that the Bank's securities be classified as either held to maturity, available for sale or trading. The Bank currently has no securities classified as trading. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost adjusted for the amortization of premiums and accretion of discounts using the level yield method. Unrealized losses due to fluctuations in market value are recognized as security losses when a decline in value is assessed as being other than temporary. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Unrealized holding gains and losses are excluded from earnings and reported net of related taxes as a separate component of retained earnings until realized. Securities available for sale are those which management intends to use as part of its asset/liability management strategy and which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk. Gains or losses on sale are recorded on a trade date basis, utilizing the specific identification method.

    LOANS RECEIVABLE

    Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and costs. The accrual of interest on a loan is discontinued when a loan becomes past due 90 days or more and when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of principal or interest is doubtful. Exceptions to this policy may be made if the loan is adequately collateralized and in the process of collection. Any accrued but unpaid interest is charged against current operations upon management's decision to place a specific loan into nonaccrual status. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist and all past due interest and principal are brought current.

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONT.

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONT.

    ALLOWANCES FOR LOSSES

    The Bank provides valuation allowances for estimated losses on loans, real estate owned and in-substance foreclosures when a significant impairment of value occurs. In addition to allowances for specific loans, the Bank makes a general provision for losses on loans based on prevailing market conditions. Additions to the allowances are charged to earnings in the form of a provision for losses. Loans which are determined to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. The provision for losses charged to current operating expenses is based upon management's evaluation of the potential losses in its loan and real estate owned portfolios.

    The evaluation of the loan portfolio takes into consideration such factors as the past due, nonaccrual status of specific loans, prior loan loss experience, results of regulatory exams, changes in collateral value, and current economic conditions that may affect a borrowers' ability to pay. The current allowance for loan losses is based upon estimates, current appraisals on collateral, and management's evaluation of the loan portfolio. Therefore, the possibility exists that changes in such estimates, appraisals and evaluations may be required because of changing economic conditions and the economic prospects of borrowers.

    LOAN ORIGINATION FEES AND COSTS

    Loan origination and commitment fees and certain direct origination costs are deferred and the net amount is amortized as an adjustment to the related loan's yield. The Bank generally amortizes these amounts using the straight-line method, as it results in an amount which approximates the level yield method.

    REAL ESTATE OWNED

    Real estate owned consists primarily of real estate acquired through foreclosures whereby the Bank obtains titles to the properties. Real estate owned is carried at the lower of cost or fair value less estimated cost to sell. At the time of foreclosure, the excess of the loan balance over the estimated fair value is charged to the allowance for loan losses. Operating results from other real estate owned, including rental income, operating expenses and gains and losses realized from the sales of properties, are recorded in real estate owned expense.

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONT.

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONT.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of assets. Any gain or loss on disposition of property and equipment is determined by the difference between the proceeds received and the net carrying amount.

    INCOME TAXES

    The Bank accounts for income taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Current income tax expense is recognized based upon taxes currently payable.

    Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(2) REGULATORY MATTERS

    On August 9, 1989, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) was signed into law. FIRREA imposes more stringent capital requirements upon the Bank. In addition, FIRREA includes provisions for changes in the Federal regulatory structure, including a new deposit insurance system, increased deposit insurance premiums and restricted investment activities with respect to non-investment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings association.

    The legislation requires the Bank to have a minimum regulatory tangible capital ratio equal to 1.5% of adjusted total assets, a minimum 3% leverage
    (core) capital ratio and an 8% risk-based capital ratio. In April 1991, the Office of Thrift Supervision (the OTS) issued a proposal to increase the core capital requirement for most savings institutions. Under the proposal, only institutions with the highest rating under the OTS's MACRO rating system would be permitted to operate at or near the current 3% core capital requirement. For all other savings institutions, the minimum required ratio would be 3% plus at least an additional 100 to 200 basis points as determined by the OTS on a case-by-case basis.

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(2) REGULATORY MATTERS, CONT.

    In September 1993, the OTS issued a final rule that adds interest rate risk to the risk-based capital requirement for thrift institutions. The regulation became effective January 1, 1994; however, thrifts were not required to incorporate interest rate risk into their risk-based capital calculations until July 1, 1994, based on Thrift Financial Report (TFR) data as of December 31, 1993. Institutions with a greater than normal interest rate exposure must take a deduction from the total capital available to meet their risk-based capital requirement. That deduction is equal to one half of the difference between the institution's actual measured exposure and the normal level of exposure. The institution's actual measured interest rate risk is expressed as the change that occurs in its net portfolio value (NPV) as a result of a hypothetical 200 basis point increase or decrease in interest rates (whichever leads to the lower NPV) divided by the estimated economic value of its assets. An above normal decline in NPV is one that exceeds 2% of an institution's assets expressed in terms of economic value.

    The Bank is in compliance with the current minimum capital requirements of FIRREA at June 30, 1995 as follows (unaudited):

                                       Actual                   Required
                               ----------------------     ---------------------
                               Regulatory    Capital      Regulatory    Capital
                                 amount      percent*       capital     percent
                               ----------    --------     ----------    -------
      Tangible capital         $3,899,000      4.71%      $1,240,000      1.5%
      Core capital              3,899,000      4.71        2,480,000      3.0
      Risk-based capital        3,899,000     17.73        1,760,000      8.0
                                =========     =====        =========      ===

      *Based upon a percentage of adjusted total assets for tangible and core capital and a percentage of risk-adjusted assets for risk-based capital.

    The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements. FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions and new regulations concerning internal controls, accounting and operations.

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(2) REGULATORY MATTERS, CONT.

    The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with the OTS, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by the OTS or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it is generally placed in receivership or conservatorship within 90 days.

    To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. At June 30, 1995, the Bank has a leverage ratio of 4.79%, a Tier 1 risk-based capital ratio of 17.73% and a total risk-based capital ratio of 17.73%.

    On July 10, 1992, the OTS issued, and the Bank's board of directors approved, a stipulation and consent to the issuance of an order to cease and desist. The order provides, among other matters, that the Bank shall submit a business plan to the OTS addressing the Bank's goals with respect to general business considerations and requires the Bank to revise internal loan review procedures and develop policies on interest rate risk. Also, under the terms of the order, the Bank is not permitted to engage in certain specified investment or financing transactions without approval from the OTS and is prohibited from paying common stock dividends without the written approval of the OTS. Except for transactions specifically restricted, the Bank may generally enter into transactions in the ordinary and usual course of business. Based upon an examination as of April 17, 1995, the OTS has determined that the Bank has not fully complied with certain provisions of the order, since its issuance in July 1992, related to compliance with Federal laws and regulations with respect to interest rate risk management; quarterly reporting to the OTS certifying the adequacy of valuation allowances; the board requirement to adopt and provide to the OTS a cease and desist compliance resolution each month; and although adoption and implementation of an interest rate policy has occurred, it is not considered effective and the board of directors' monthly review of interest rate risk is not documented as required. Management is currently addressing the above deficiencies and believes that non-compliance will not have a material impact on the financial condition of the Bank.

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(3) SECURITIES

    At June 30, 1995, securities, net of unearned discounts and unamortized premiums, are as follows:

                                                         1995
                                   --------------------------------------------------
                                                 Gross un-   Gross un-      Estimated
                                    Amortized    realized    realized         market
                                      cost        gains       losses          value
                                   -----------   --------   -----------    ----------
Held to maturity:
  Mortgage-backed securities:
    FNMA                           $20,291,954    30,729      (552,232)    19,770,451
    FHLMC                           20,079,509    21,662      (434,906)    19,666,265
    GNMA                             7,972,011    82,522       (46,240)     8,008,293
    Collateralized mortgage
      obligations                    4,254,489    50,176        (7,173)     4,297,492
                                   -----------   -------    -----------    ----------
                                    52,597,963   185,089    (1,040,551)    51,742,501
  Corporate bonds                      489,743     7,757          --          497,500
                                   -----------   -------    -----------    ----------
        Total held to maturity     $53,087,706   192,846    (1,040,551)    52,240,001
                                   ===========   =======    ==========     ==========
Available for sale:
  U.S. Treasury notes                2,883,665    58,660        (2,750)     2,939,575
  Money market mutual fund           4,700,000      --           --         4,700,000
                                   -----------   -------    -----------    ----------
        Total available for sale   $ 7,583,665    58,660        (2,750)     7,639,575
                                   ===========   =======    ===========    ==========

      The amortized cost and estimated market value of securities at June 30, 1995, by expected maturity, is as follows:

                                                          1995
                                              ---------------------------
                                                                Estimated
                                                Amortized         market
                                                  cost            value
                                              -----------      ----------
           Held to maturity:
             Due in one year or less          $      --              --
             Due in one to five years             489,743         497,500
             Mortgage-backed securities        52,597,963      51,742,501
                                              -----------      ----------
                                              $53,087,706      52,240,001
                                              ===========      ==========

           Available for sale:
             Due after one year through
               five years                         989,000         986,250
             Due after five years               1,894,665       1,953,325
             Mortgage-backed securities              --              --
             Money market mutual fund           4,700,000       4,700,000
                                              -----------      ----------
                                              $ 7,583,665       7,639,575
                                              ===========      ==========

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(3) SECURITIES, CONT.

    Proceeds from sales of securities were $17,028 in 1995 with related gross gains of $1,968. At June 30, 1995 securities with a value of $3,083,650 were pledged to secure advances from the FHLB.

(4) LOANS RECEIVABLE

    Loans outstanding by classification are as follows:

                                                             1995
                                                         -----------
            Residential mortgage loans                   $15,115,618
            Home equity loans                              1,189,638
            Loans secured by deposits                         69,628
            Other consumer loans                             253,266
            SBA loans                                          8,361
                                                         -----------
                                                          16,636,511

            Allowance for possible
              loan losses                                   (352,762)
            Unearned income                                 (152,178)
                                                         -----------
                       Loans, net                        $16,131,571
                                                         ===========

    The Bank has extended credit in the ordinary course of business to its principal shareholder, various directors, employees, and their associates. A summary of the changes in such loans is as follows:

                                                            1995
                                                         ---------

             Balance at beginning of year                $ 106,543
             New loans                                        --
             Repayments                                    (16,150)
                                                         ---------
             Balance at end of year                      $  90,393
                                                         =========

      All significant related-party loans are current as to principal and interest payments as of June 30, 1995.

                                                                    (Continued)

                            LEHIGH SAVINGS BANK, SLA

(4) LOANS RECEIVABLE, CONT.

    A comparative summary of loans receivable for which the accrual of interest has been discontinued at June 30, 1995 is as follows:

                                  Number        Amount
                                  ------      ---------
                       1995        16         $ 699,878
                                   ==         =========

(5)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

     An analysis of the allowance for possible loan losses for the year ended June 30, 1995 is as follows:

             Balance at June 30, 1994                      359,374
             Provisions charged to operations               88,634
             Charge-offs, net                              (95,246)
                                                         ---------
             Balance at June 30, 1995                    $ 352,762
                                                         =========

(6)  OTHER REAL ESTATE OWNED

     The components of net gain on operation of real estate owned for the year ended June 30, 1995 is as follows:

                                                               1995
                                                            ---------
          Property taxes and maintenance                    $ (18,890)
          Rental income                                        47,077
          Provision for other real estate owned losses        (36,446)
          Net gain on sale of other real estate owned         102,349
                                                            ---------
                                                            $  94,090
                                                            =========
(7) PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1995 consists of the following:

             Land                                        $  826,300
             Banking facilities                             874,958
             Leasehold improvements                         211,175
             Furniture and equipment                        571,066
                                                        -----------
                                                          2,483,499
             Less accumulated depreciation                  598,377
                                                        -----------
                                                        $ 1,885,122
                                                        ===========

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(8)  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at June 30, 1995 is summarized as follows:

                                                       1995
                                                    ---------
             Investment securities                  $  70,764
             Mortgage-backed securities               323,029
             Loans receivable                          87,709
                                                    ---------
                                                    $ 481,502
                                                    =========

(9)  DEPOSITS

     Deposits at June 30, 1995 are summarized as follows:

                                                     1995
                                         ------------------------------
                                          Interest
              Account type                  rate              Balance
              ------------               ----------        ------------
         Certificates of deposit         3.80-7.30%        $ 45,229,735
         Money market accounts           0.00-3.06            3,599,010
         Savings accounts                3.00-3.25           22,425,690
         NOW accounts                    0.00-2.50            4,825,654
                                         ==========        ------------
                                                           $ 76,080,089
                                                           ============

     Remaining maturities of certificates of deposit at June 30, 1995 are as follows:

             Within one year                     $ 30,623,125
             One to three years                     9,934,001
             Over three years                       4,672,609
                                                 ------------
                                                 $ 45,229,735
                                                 ============

     Interest expense on deposits for the year ended June 30. 1995 is as follows:

                                                      1995
                                                   ----------

             NOW accounts                          $   54,675
             Money market                             129,420
             Passbook                                 848,997
             Time deposits                          1,728,867
             Other savings                              1,687
                                                   ----------
                                                   $2,763,646
                                                   ==========

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(10) INCOME TAXES

     The bank utilizes the asset and liability method of computing deferred income taxes. Deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities.

     At June 30, 1995, the Bank had net operating loss carryforwards of approximately $35,000 which expire through 2007. In accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," the Bank has evaluated its ability to realize tax benefits associated with these net operating loss carryforwards and existing temporary differences. Based on its operating history, the Bank has provided a valuation allowance of $125,273 as a full reserve against the estimated tax benefits associated with the net operating loss carryforwards and temporary differences relating primarily to deferred loan fees, allowance for possible loan losses and discount accretion on securities.

(11) ADVANCES FROM THE FHLB

     In 1991, the Bank entered into advance agreements with the FHLB. The advances outstanding at June 30, 1995 were $2,000,000. Securities having a collateral value of $3,083,650 at June 30, 1995 were pledged to secure such advances, which are payable at a rate of 4.85% and mature in 1996.

(12) COMMITMENTS AND CONTINGENCIES, AND RELATED-PARTY TRANSACTIONS

     OFF-BALANCE-SHEET RISKS AND CONTINGENCIES

     In the normal course of business, there are various financial instruments which are not recorded in the financial statements. The Bank is a party to these financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include loan commitments, lines of credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the financial statements. Credit risk represents the possibility of a loss occurring from the failure of another party to perform in accordance with the terms of the contract.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(12) COMMITMENTS AND CONTINGENCIES, AND RELATED-PARTY TRANSACTIONS, CONT.

     OFF-BALANCE-SHEET RISKS AND CONTINGENCIES, CONT.

     balance-sheet instruments. The Bank has no significant concentrations of credit risk with any individual counterparty to originate loans. The Bank's lending is concentrated in the central New Jersey market. The total amounts of financial instruments with off-balance-sheet risk are as follows:

           Financial instruments whose contract
             amounts represent credit risk:

               Loan commitments                       $318,000
               Lines of credit                         488,000
               Letter of credit                         14,000
                                                      ========

     Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty.

     The credit risk involved in issuing lines of credit and letters of credit is essentially the same as that involved in extending loan facilities to customers.

     CONCENTRATIONS OF CREDIT RISK

     The Bank grants one- to four-family first mortgage real estate loans and multifamily first mortgage real estate loans to borrowers primarily located in the Counties of Union and Essex, New Jersey. Its borrowers' abilities to repay their obligations are dependent upon various factors including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Bank's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Bank's control; the Bank is therefore subject to risk of loss. The Bank believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. Collateral and/or guarantees are required for all loans.

     LITIGATION

     The Bank, from time to time, may be a defendant in legal proceedings relating to the conduct of its business. In management's judgment, the financial position of the Bank will not be affected materially by the outcome of any current legal proceedings or other contingent liabilities and commitments.

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(12) COMMITMENTS AND CONTINGENCIES, AND RELATED-PARTY TRANSACTIONS, CONT.

     OPERATING LEASES AND RELATED-PARTY TRANSACTIONS

     The Bank leases its main office from its principal shareholder. Lease payments for this facility were approximately $41,000 in 1995. The initial five-year term of the lease ended on August 31, 1992. The Bank has the option of renewing the lease for five-year terms through August 31, 2007. The Bank also has an option to purchase the facility for $1,260,000 in fiscal 1996. The purchase price increases by $70,000 in each succeeding annual period through the end of the lease term.

     The minimum annual rental commitments for all renewable leases at June 30, 1995, assuming all option periods will be exercised by the Bank, are summarized as follows:

                                      Related
                                       party      Others       Total
                                     --------    -------      -------
                1996                 $ 41,000     67,000      108,000
                1997                   41,000     67,000      108,000
                1998                   41,000     67,000      108,000
                1999                   41,000     70,000      111,000
                2000                   41,000     70,000      111,000
                Thereafter            280,000    157,000      437,000
                                     --------    -------      -------
                    Total            $485,000    498,000      983,000
                                     ========    =======      =======

     Total rental expense amounted to approximately $109,000 in 1995.

     RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND (SAIF)

     Deposits of the Bank are currently insured by the SAIF. Members of the SAIF and the Bank Insurance Fund (BIF), the deposit insurance fund that covers most commercial bank deposits, are currently paying average deposit insurance premiums of between 24 and 25 basis points. The BIF currently meets the required reserve deposits ratio, whereas the SAIF is not expected to be recapitalized until 2002 at the earliest.

     The FDIC recently adopted a new assessment rate schedule of 4 to 31 basis points for BIF members beginning on September 30, 1995. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continues, it may place SAIF members, such as the Bank, at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operations costs.

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(12) COMMITMENTS AND CONTINGENCIES, AND RELATED-PARTY TRANSACTIONS, CONT.

     RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND (SAIF), CONT.

     Several alternatives to mitigate the effect of the BIF/SAIF premium disparity have been suggested by the Federal banking regulators, members of Congress and industry groups, ranging from a merger of the funds to a payment by all SAIF member institutions, including the Bank, of a one-time fee of approximately 85 basis points on the amount of deposits held by a SAIF member institution to recapitalize the SAIF fund. The payment of a one-time fee would have the effect of immediately reducing the capital of SAIF member institutions by the amount of the fee, net of any tax effect. Management cannot predict whether legislation imposing such a fee will be enacted, or, if enacted the amount of any one-time fee, or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums.

     The Bank's assessment rate for 1995 was 29 basis points and the premium incurred for the year was $238,882. While a significant increase in SAIF insurance premiums or a significant one-time fee to recapitalize the SAIF would likely have an adverse effect on the operating expenses and results of operations of the Bank, management believes it would not affect the Bank's compliance with its regulatory capital requirements.

     TRUTH IN LENDING DISCLOSURES

     The Bank routinely originates residential mortgage loans secured by a borrower's principal dwelling and is therefore subject to certain disclosure requirements of Regulation Z ("Truth in Lending"). The Regulation's purpose is to fully inform the consumer of the nature of the credit extended, by requiring meaningful disclosures about credit terms and cost. Meaningful disclosure also includes the giving of notice of the right to rescind the transaction. Each consumer with an ownership interest in the property securing the loan has the right of recision.

     The Bank became aware of certain unintentional possible violations of the Regulations as they relate to providing the right of recision to borrowers and is currently in the process of reviewing legal advice in connection with this matter. At this time, the financial impact, if any, that may result from this matter can not be determined.

(13) RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), in May 1993 and amended it with Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118), issued in October 1994.

                                                                     (Continued)

                            LEHIGH SAVINGS BANK, SLA

(13) RECENT ACCOUNTING PRONOUNCEMENTS, CONT.

     SFAS 114 and SFAS 118 require that the value of an impaired loan be measured based upon: (a) the present value of expected future cash flows discounted at the loan's effective interest rate or (b) at the fair value of the collateral, if the loan is collateral dependent. SFAS 114 and SFAS 118 are effective, on a prospective basis, for fiscal years beginning after December 15, 1994. The Bank's loans are collateral dependent and, when impaired, are usually carried at the lower of book value or the fair value of the collateral. Therefore, the Bank believes that SFAS 114 and SFAS 118 will not have a significant impact on its financial position or results of operations.

LEHIGH SAVINGS BANK CONDENSED STATEMENTS OF CONDITION
(DOLLARS IN THOUSANDS)

                                               (Unaudited)
                                              March 31, 1996      June 30, 1995
                                              --------------      -------------

Assets:
  Cash and cash equivalents                      $15,262             $ 2,678
  Securities held to maturity                      3,513              53,088
  Securities available for sale                   39,365               7,640
  Loans receivable, net                           15,505              16,132
  Premises and equipment, net                      1,833               1,885
  Other Assets                                       645               1,258
                                                 -------             -------
    Total Assets                                 $76,123             $82,681
                                                 =======             =======
Liabilities:
  Deposits                                       $70,048             $76,080
  Other Liabilities                                2,459               2,646
                                                 -------             -------
    Total Liabilities                             72,507              78,726
                                                 -------             -------

Shareholders' Equity:
  Common stock                                     3,925               3,925
  Appropriated surplus                               171                 171
  Accumulated deficit                                (72)               (198)
  Unrealized (loss) gain
    on securities available for sale                (408)                 57
                                                 -------             -------
  Total shareholders' equity                       3,616               3,955
                                                 -------             -------
  Total liabilities and shareholders' equity     $76,123             $82,681
                                                 =======             =======

See accompanying notes.

LEHIGH SAVINGS BANK CONDENSED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS)

                                       (Unaudited)            (Unaudited)
                                     Nine months ended      Nine months ended
                                      March 31, 1996         March 31, 1995
                                     -----------------      -----------------



Interest income                          $3,885                 $3,644
Interest expense                          2,249                  2,027
                                         ------                 ------
  Net interest income                     1,636                  1,617
                                         ------                 ------
Provision for possible
 credit losses                              101                    114
                                         ------                 ------
  Net interest income after
    provision for possible
    credit loss                           1,535                  1,503
                                         ------                 ------
Other income                                125                    122
Other expenses                            1,528                  1,382
  Income before provision
   for income taxes                         132                    243
Income taxes                                  6                     16
                                         ------                 ------
  Net income                             $  126                 $  227
                                         ======                 ======

Earnings per share                       $ 0.32                 $ 0.58
                                         ======                 ======

See accompanying notes.

LEHIGH SAVINGS BANK CONDENSED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                              (Unaudited)        (Unaudited)
                                           Nine months ended   Nine months ended
                                            March 31, 1996      March 31, 1995
                                           -----------------   -----------------
Cash flows from operating activities
 Net income                                   $   126             $   227
 Adjustments to reconcile net
  income to net cash provided
  by operating activitites:
 Provision for loan loss                          101                 114
 Depreciation                                      52                  65
 Decrease in other assets                         613                 788
 (Decrease) increase in other
  liabilities                                    (187)                 57
                                              -------             -------
 Net cash provided by
  operating activities                            705               1,251
                                              -------             -------

Cash flows from investing activities
 Decrease (increase) in  loans, net               526                (848)
 Net sales and maturities of securities        17,386               2,851
                                              -------             -------
 Net cash provided by
  investing activities                         17,912               2,003
                                              -------             -------
Cash flows from financing activities
 Net decrease in deposits                      (6,032)             (4,320)
                                              -------             -------
Increase (decrease) in cash
 and cash equivalents                          12,585              (1,066)
Cash and cash equivalents at
 beginning of period                            2,678               4,861
                                              -------             -------
Cash and cash equivalents at
 end of period                                $15,263             $ 3,795
                                              =======             =======



See accompanying notes.

                      NOTES TO INTERIM FINANCIAL STATEMENTS

(1)  The financial statements include the accounts of Lehigh Savings Bank
     (Lehigh).

     The statements of condition at March 31, 1996, the statements of operations and statement of cash flows for the nine month periods ended March 31, 1996 and 1995 have been prepared by the bank on an accrual basis without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition, results of operations, and cash flows for all periods presented have been made. The results of operations for the nine month periods ended March 31, 1995 and 1994 are not necessarily indicative of the operating results for the full year.

          Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements are to be read in conjunction with the June 30, 1995 audited financial statements and notes thereto.

          On June 28, 1996, Center Bancorp (Center) acquired Lehigh, a New Jersey bank, in a transaction accounted for under the purchase method of accounting. Center purchased Lehigh for approximately $5.5 million resulting in goodwill of $4.2 million.

(2) From March 31, 1996 to the date of the merger, June 28, 1996 Lehigh sustained operating losses resulting largely from the sale of its entire investment portfolio which reduced shareholders' equity from $3,616,000 at March 31, 1996 to $2,215,000 at the date of the merger.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited proforma financial information combines the historical financial statements of Center Bancorp (Center) and Lehigh Savings Bank (Lehigh) as of and for the periods ended March 31, 1996 and December 31, 1995 giving effect to the Merger. The Pro Forma Combined Condensed Balance Sheet assumes the merger was consummated as of March 31, 1996 and Condensed Statements of Income assumes the merger was consummated as of January 1, the beginning of the reporting years. The merger will be accounted for under the purchase method of accounting. Under the purchase method of accounting, all assets and liabilities of Lehigh at March 31, 1996 have been adjusted, net of income tax effects, to their current estimated fair values and combined with the assets and liabilities of Center. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition and results of operations for all periods presented have been made. For the purposes of these unaudited pro forma financial statements Lehigh's fiscal year end has been changed from June 30 to December 31.

     The unaudited pro forma information presented herein does not give effect to operating results of Center or Lehigh subsequent to March 31, 1996. Purchase accounting adjustments to estimated fair values have been made with respect to assets and liabilities of Lehigh and the related income and expense accounts based on preliminary estimates and evaluations as of March 31, 1996. Such preliminary estimates and assumptions are subject to change as additional information is obtained. The pro forma information does not reflect anticipated cost savings expected to be realized from the merger. The allocations of purchase costs are subject to final determinations, based upon estimates and other evaluations of fair value, as of the close of the transaction. Therefore, the allocations reflected in the unaudited pro forma financial information may differ from the amounts ultimately determined. The unaudited pro forma information may not be indicative of the combined financial position or results of operations of future periods and should be read in conjunction with the historical consolidated financial statements of Center and Lehigh, including the respective notes thereto.


UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
(DOLLARS IN THOUSANDS)


                                                             March 31, 1996
                                  ----------------------------------------------------------------------
                                                                         Pro Forma
                                   Center               Lehigh          Adjustments            Pro Forma
                                  Bancorp            Savings Bank    Increase (Decrease)       Combined
                                  -------            ------------    -------------------       ---------
Assets:
 Cash and cash
  equivalents                    $ 12,117             $15,262            $(5,550)(1)           $ 21,829
 Securities held
  to maturity                     201,238               3,513                                    204,751
 Securities
  available for sale               53,482              39,365                                     92,847
 Loans receivable, net             97,552              15,505               (773)(1)             112,284
 Premises and
  equipment, net                    7,515               1,833               (907)(1)               8,441
 Other Assets                       4,948                 645              3,325 (1)               9,892
                                                                             974 (1)
                                 --------             -------            -------                --------
    Total assets                 $376,852             $76,123            $(2,931)               $450,044
                                 ========             =======            =======                ========

Liabilities:
 Deposits                         333,872              70,048                                    403,920
 Other liabilities                 14,608               2,459                546 (1)              17,752
                                                                             139 (1)
                                 --------             -------            -------                --------
    Total liabilities             348,480              72,507                685                 421,672
                                 --------             -------             ------                --------
Shareholders' Equity:
 Common stock                       4,261               3,925             (3,925)(2)               4,261
 Appropriated surplus               3,510                 171               (171)(2)               3,510
 Retained Earnings (deficit)       22,158                 (72)                72 (2)              22,158
 Unrealized gain
  (loss) on securities
  available for sale                  257                (408)               408 (2)                 257

 Less: Treasury stock              (1,814)                  0                                     (1,814)
                                 --------             -------             ------                --------
   Total shareholders' equity      28,372               3,616             (3,616)                 28,372
                                 --------             -------             ------                --------
   Total liabilities and
    shareholders' equity         $376,852             $76,123            $(2,931)               $450,044
                                 ========             =======            =======                ========

See accompanying notes.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(1) To reflect the acquisition of the Lehigh savings Bank for $5,550,000 cash, including $1,252,000 in purchase accounting adjustments reflecting the estimated fair value of assets and liabilities, resulting in goodwill of $3,325,000 (in thousands):

Total purchase price                                             $5,550
Cost of acquisition                                                 139
                                                                 ------
 Gross purchase price                                             5,689
Tangible net assets at book value                   3,616
Purchase accounting adjustments:
 Decrease in loans                       (773)
 Decrease in premises and equipment      (907)
 Accrued liabilities                     (546)
 Increase in deferred tax asset           974      (1,252)
                                          ---       -----
Tangible net assets after purchase
 accounting adjustments                                           2,364
                                                                 ------
Goodwill                                                         $3,325
                                                                 ------

(2)  To eliminate the stockholders' equity of Lehigh as follows (in thousands):

Common stock                                                    ($3,925)
Additional paid-in capital                                         (171)
Accumulated deficit                                                  72
Allowance for debt and marketable equity
 securities available for sale                                      408
                                                                 ------
   Total shareholders' equity                                   ($3,616)

(3) From March 31, 1996 to the date of the Merger, June 28, 1996 Lehigh sustained operating losses resulting largely from the sale of its entire investment portfolio which reduced shareholders' equity to $2,215,000 at the date of the merger. This decrease in equity resulted in the increase at the date of the merger of goodwill to $4,160,000.


UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
(DOLLARS IN THOUSANDS)


                                                   Three Months Ended March 31, 1996
                                ------------------------------------------------------------------------
                                                                          Pro Forma
                                                                         Adjustments
                                 Center              Lehigh                Increase            Pro Forma
                                Bancorp           Savings Bank            (Decrease)            Combined
                                -------           ------------           ------------          ----------
Interest Income                  $5,960              $1,240                 $(55)(3)             $7,145
Interest expense                  2,504                 686                                       3,190
                                 ------              ------                 -----               -------
  Net interest income             3,456                 554                  (55)                 3,955
                                 ------              ------                 -----               -------
Provision for possible
  credit losses                       0                   0                                           0
  Net interest income
   after provision for
   possible credit losses         3,456                 554                   (55)                3,955
                                -------              ------                 -----               -------
Other income                        145                  38                    39 (1)               222
                                                                              (15)(2)
Other expenses                    1,994                 563                    55 (2)             2,597
                                -------              ------                 -----               -------
 Income before provision
  for income taxes                1,607                  29                   (56)                1,580
Income taxes                        372                  (1)                   (1)(4)               370
                                 ------              ------                 -----               -------
  Net income                     $1,235              $   30                 $ (55)              $ 1,210
                                 ======              ======                 =====               =======
Earnings per share               $  .55              $  .01                 $(.02)              $   .54
                                 ======              ======                 =====               =======


See accompanying notes.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

(1) Purchase accounting loan discount accretion of $38,650 utilizing a weighted average expected life of 5 years.

(2) Decrease in depreciation as a result of purchase accounting adjustment on premises and equipment of $15,117.

(3)  Lost interest of $55,000 on funds used to purchase Lehigh.

(4) Income tax benefit of $1,000 on notes 1 through 3 based upon an assumed effective tax rate of 36%.

(5) Amortization of $55,417 related to goodwill of $3,325,000, using a life of 15 years.



UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
(DOLLARS IN THOUSANDS)


                                                    Year Ended December 31, 1995
                                ------------------------------------------------------------------------
                                                                          Pro Forma
                                                                         Adjustments
                                 Center              Lehigh                Increase            Pro Forma
                                Bancorp           Savings Bank            (Decrease)            Combined
                                -------           ------------           ------------          ----------
Interest Income                 $21,749              $5,239                 $(220)(3)           $26,768
Interest expense                  8,787               3,112                                      11,899
                                -------              ------                 -----               -------
  Net interest income            12,962               2,127                  (220)               14,869
                                -------              ------                 -----               -------
Provision for possible
  credit losses                       0                 106                                         106
                                -------              ------                 -----               -------
  Net interest income
   after provision for
   possible credit losses        12,962               2,021                  (220)               14,763
                                -------              ------                 -----               -------
Other income                        732                 237                   155 (1)             1,124
                                                                              (60)(2)
Other expenses                    8,138               2,036                   222 (5)            10,336
                                -------              ------                 -----               -------
 Income before provision
  for income taxes                5,556                 222                  (227)                5,551
Income taxes                      1,516                   7                    (2)(4)             1,521
                                -------              ------                 -----               -------
  Net income                    $ 4,040              $  215                 $(225)              $ 4,030
                                =======              ======                 =====               =======
Earnings per share              $  1.83              $  .10                 $(.10)              $  1.83
                                =======              ======                 =====               =======


See accompanying notes.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

(1) Purchase accounting loan discount accretion of $154,600 utilizing a weighted average expected life of 5 years.

(2) Decrease in depreciation as a result of purchase accounting adjustment on premises and equipment of $60,467.

(3)  Lost interest of $220,000 on funds used to purchase Lehigh.

(4) Income tax benefit of $2,000 on notes 1 through 3 based upon an assumed effective tax rate of 36%.

(5) Amortization of $221,667 related to goodwill of $3,325,000, using a life of 15 years.